Franklin Templeton Announces Availability of 19(a) Notices
f
or Certain Closed-End Funds
Fort Lauderdale, FL., March 31, 2026 - The 19(a) quarterly distribution notices for
Templeton Emerging Markets Fund
(NYSE: EMF) and Templeton Dragon Fund (TDF) are now available. These informational notices provide further details on the sources of the funds’ quarterly distributions and follow the most recent distribution announcement. The table below provides an estimate of the sources of the Fund’s current distribution and its cumulative distributions paid this fiscal year-to-date. Amounts are expressed on a per share of common stock basis, and as a percentage of the distribution amount.

			Estimated sources & percentages of distributions
Ticker	Time period	Per share distribution March 2026	Net Investment Income	Net realized short-term capital gains	Net realized long-term capital gains	Return of Capital
EMF	Current	$0.2200	-	$0.0516	-	$0.1684
	Month		-	23.5%	-	76.5%
	8/31	$1.4363	$0.0932	$0.6133	-	$0.7298
	Fiscal YTD		6.5%	42.7%	-	50.8%
TDF	Current	$0.1000	-	$0.0284	-	$0.0716
	Month		-	28.4%	-	71.6%
	12/31	$0.1000	-	$0.0284	-	$0.0716
	Fiscal YTD		-	28.4%	-	71.6%

The amounts and sources of distributions reported in this 19(a) Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon a Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. Each Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The table below provides information regarding distributions and total return performance for various periods through prior month end. Performance includes the deduction of management fees and administrative expenses, assumes reinvestment of distributions, and does not account for taxes.

	Annualized		Cumulative
Ticker	5-year average annual total return at NAV*	Current distribution rate at NAV**	Fiscal YTD return at NAV***	Fiscal YTD distribution rate at NAV***
EMF (FYE 8/31)	8.07%	17.58%	39.86%	0.97%
TDF (FYE 12/31)	-7.97%	2.96%	3.76%	2.96%

* Ending on the last day of the month prior to the most recent distribution record date.
**As of the last day of the month prior to the most recent distribution record date.
***Calculated from the last completed fiscal year to the last day of the month prior to the most recent distribution record date.
You should not draw any conclusions about a Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Distribution Policy.
Each fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.
The Funds periodically provide fund-related information on their websites. The following information will be available for each Fund at
www.franklintempleton.com
at the frequencies indicated: (1) Full holdings will be available monthly; (2) Top 10 holdings and additional portfolio statistics will be available monthly.
INVESTMENT PRODUCTS: NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE
Investor Contact: Fund Investor Services 1-888-777-0102
Copyright © 2026. Franklin Templeton. All rights reserved
Category: Distribution Related

Franklin Templeton Announces Availability of 19(a) Notices for Certain Closed-End Funds

Fort Lauderdale, FL., June 30, 2026 - The 19(a) quarterly distribution notices for Templeton Emerging Markets Fund (NYSE: EMF) and Templeton Dragon Fund (TDF) are now available. These informational notices provide further details on the sources of the funds’ quarterly distributions and follow the most recent distribution announcement. The table below provides an estimate of the sources of the Fund’s current distribution and its cumulative distributions paid this fiscal year-to-date. Amounts are expressed on a per share of common stock basis, and as a percentage of the distribution amount.

			Estimated sources & percentages of distributions
Ticker	Time period	Per share distribution June 2026	Net Investment Income	Net realized short-term capital gains	Net realized long-term capital gains	Return of Capital
EMF	Current	$0.2400	$0.1306	$0.1094	-	-
	Month		54.4%	45.6%	-	-
	8/31	$1.6763	$0.2238	$0.7227	-	$0.7298
	Fiscal YTD		13.4%	43.1%	-	43.5%
TDF	Current	$0.1500	$0.1043	$0.0457	-	-
	Month		69.5%	30.5%	-	-
	12/31	$0.2500	$0.1043	$0.0741	-	$0.0716
	Fiscal YTD		41.7%	29.7%	-	28.6%

The amounts and sources of distributions reported in this 19(a) Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon a Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. Each Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The table below provides information regarding total return performance for various periods through prior month end. Performance includes the deduction of management fees and administrative expenses, assumes reinvestment of distributions, and does not account for taxes.  Fiscal YTD distribution rates are through the funds’ most recent distribution record date.

	Annualized		Cumulative
Ticker	5-year average annual total return at NAV	Current distribution rate at NAV	Fiscal YTD return at NAV	Fiscal YTD distribution rate at NAV
EMF (FYE 8/31)	11.21%	3.67%	63.32%	6.40%
TDF (FYE 12/31)	-7.97%	4.60%	0.97%	1.92%

NAV and total return performances are as of 5/31/26.

The Section 19 issued on March 31, 2026 included an incorrect value for the Fiscal YTD distribution rate at NAV.  The Fiscal YTD distribution rate as of the March 31, 2026 Section 19 notice was 6.34% for EMF and 0.74% for TDF.

You should not draw any conclusions about a Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Distribution Policy.

Each fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The Funds periodically provide fund-related information on their websites. The following information will be available for each Fund at
www.franklintempleton.com
at the frequencies indicated: (1) Full holdings will be available monthly; (2) Top 10 holdings and additional portfolio statistics will be available monthly.

INVESTMENT PRODUCTS: NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE

Investor Contact: Fund Investor Services 1-888-777-0102
Copyright © 2026. Franklin Templeton. All rights reserved

Category: Distribution Related
Source: Franklin Resources, Inc.